UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☑	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

CFS Bancorp, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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THINK BLUE. VOTE BLUE.
A Brief Q&A for CFS Bancorp, Inc. Shareholders
Q.	Who did Glass, Lewis & Co. a leading independent proxy advisory firm, recommend that shareholders vote for in the current election?
A.	For the Nominees on the Blue Proxy Card: Tom Prisby and Frank Lester, the nominees unanimously supported by your Company’s Board of Directors.
Q.	Who said “the vast majority, particularly the smaller and mid-size ones [banks], will earn their way out of this issue. They won’t make money in 2009 or 2010 . . . and then we’ll get back to normalized earnings power at some point in this cycle. I don’t know if that is 2011 or 2012 or late 2010.” As well as “So investors in banks who are looking for dividends, they really have to put that aside for a couple of years. . . . , you are not going to see very many banks paying big dividends, because that is the source of rebuilding capital. The only question is, at 30% of book or 50 percent of book, can you live without two or three years worth of dividends? I say yes, but people should not expect those dividends to be paid.”?
A.	Richard Lashley of PL Capital. The same PL Capital that is complaining about CFS Bancorp, Inc.’s recent earnings and dividends. (Source: Article on website of PL Capital*)
Q.	Who asked the board of directors in May 2009 if it was time to sell CFS Bancorp — about 3 months after buying most of its shares of CFS?

A.	PL Capital
Q.	Who insulted CFS Bancorp’s employees by saying “Instill a sense of urgency and work ethic. Banking is not about magic formulas, its [sic] blocking and tackling by the right management team and staff,” thus implying the current team lacks urgency and a work ethic?

A.	PL Capital (Source: Filing by PL Capital with the SEC on April 5, 2010)
Q.	Who remains focused on successfully executing its Strategic Growth and Diversification Plan, taking advantage of opportunities in the northwest Indiana and Chicago banking markets and building long-term shareholder value, despite enduring over a year of attacks on our Chairman, his family, our Board members, our senior management team and our employees?

A.	The CFS Bancorp, Inc. Team.
Q.	In the opinion of your Board of Directors, how should you vote in the CFS Bancorp, Inc. proxy contest?
A.	Vote Blue for Tom Prisby and Frank Lester. We need your vote — it is very important.

VOTE ONLY THE BLUE PROXY CARD FOR YOUR BOARD’S DIRECTOR NOMINEES.
Please discard any proxy materials you receive from PL and do not sign or return any white proxy cards.
Your vote is important to us, regardless of how many shares you own. Whether or not you plan to attend the annual meeting, please sign, date and return only the BLUE proxy card TODAY. Alternatively, you may vote by telephone or via the internet. If you vote by telephone or via the internet, please follow the instructions on your BLUE proxy card or, if your shares are held in an account at a bank or broker, please follow the voting instructions contained on the enclosed voting instruction form.
IF YOU HAVE ANY QUESTIONS ABOUT VOTING OR NEED ADDITIONAL ASSISTANCE, PLEASE CONTACT LAUREL HILL, THE FIRM ASSISTING US IN THE SOLICITATION OF PROXIES, TOLL FREE AT (888) 742-1305.
IMPORTANT INFORMATION
The Company mailed to shareholders and filed with the Securities and Exchange Commission (SEC) on March 17, 2010 its definitive proxy statement and BLUE proxy card in connection with the solicitation by the Board of Directors of proxies to be voted in favor of its director nominees at the Company’s 2010 Annual Meeting of Shareholders. Shareholders are strongly encouraged to read the Company’s definitive proxy statement and accompanying BLUE PROXY CARD because they contain important information. Shareholders may obtain free of charge the definitive proxy statement, BLUE proxy card and all other relevant documents filed by the Company with the SEC at the SEC’s internet website at www.sec.gov, as well as from the Company by contacting Monica F. Sullivan, Vice President/Secretary of the Company, at (219) 836-2960 or at 707 Ridge Road, Munster, Indiana 46321.
INFORMATION REGARDING PARTICIPANTS
The Company, its directors and certain of its officers and employees are participants in the solicitation of proxies by the Board of Directors in connection with the matters to be considered at the 2010 Annual Meeting of Shareholders. Information regarding the participants and their interests is included in the Company’s definitive proxy statement relating to the 2010 Annual Meeting of Shareholders.
* Permission to use quotation was neither sought nor obtained.